Exhibit 99

Company Press Release dated May 21, 2013

Exhibit 99

FARMERS & MERCHANTS BANCORP, INC.

NEWS

RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Tuesday, May 21, 2013	Marty Filogamo
Marketing Director
(419) 446-2501

Farmers & Merchants State Bank Opens its 20th Branch Office in Waterville,Ohio

Archbold, OH – Paul S. Siebenmorgen, President and CEO of Farmers & Merchants State Bank in Archbold, Ohio, announced the opening of the bank’s 20th full-service office, in Waterville, Ohio.

The F&M office serves the businesses and citizens of the Waterville and Whitehouse markets. The full-service office includes a drive-up ATM and three drive-up lanes. The office is staffed with local bankers to serve the customers, where decisions can be made locally. The bank focuses on locally owned and operated businesses & individuals because that is where “its” own roots are. The Waterville office complements the existing F&M office network.

The new office is located at the entrance to the new Villages at Waterville Landing, in front of the Kroger at 8720 Waterville-Swanton Road (near the new U.S. Highway 24). This is a rapidly growing area with shopping and housing.

Farmers & Merchants State Bank is a $940 million independent community bank that has been serving Northwest Ohio for 115 years. The Farmers & Merchants State Bank has offices with locations in Fulton, Williams, Henry, Defiance, Lucas and Wood counties in Ohio, and offices in DeKalb and Steuben counties in Indiana. Farmers & Merchants Bancorp, Inc. is the one bank holding company of the Farmers & Merchants State Bank and is traded under the symbol FMAO.

For additional information, you may contact Marty Filogamo, Marketing Director at mfilogamo@fm-bank.com.